Moody National REIT I, Inc. 10-Q

Exhibit 99.1	FOR IMMEDIATE RELEASE

(Houston, TX May 11, 2015) -- Moody National REIT I, Inc. (the “REIT”), announced today it is under contract to purchase the Hampton Inn Boston for an aggregate purchase price of $57,000,000, excluding acquisition costs.

The select-service 227-room Hampton Inn hotel is located within close proximity to Boston Logan International Airport, and just five miles from downtown Boston.

Boston Logan International Airport is ranked as the 18th busiest airport in the country, as ranked by Airports Council International. The REIT thinks the hotel is well situated to benefit from consistent corporate and leisure stays throughout the year.

“Boston’s hotel market continues to experience double digit Revenue Per Available Room (RevPAR) growth due to its high occupancy levels with increasing average daily rate (ADRs) and minimal supply increase,” said Brett Moody, CEO and Chairman of the REIT. “For the first quarter in 2015, Boston led the nation in RevPAR growth with a 20% increase year over year.”

Boston includes several features which the REIT targets – multiple major universities, a number of world-renowned inpatient hospitals, and a skilled and growing workforce.

“Boston has a well-diversified economy and will remain strong as the health care, technology and education sectors continue to solidify their presence in the city. We think Boston is poised to have several growth years ahead in the hospitality sector,” said Moody.

The acquisition of the Hampton Inn Boston is subject to substantial conditions to closing, including (1) the REIT’s ability to obtain financing for the acquisition of the Hampton Inn Boston; and (2) the absence of a material adverse change to the Hampton Inn Boston prior to the date of the acquisition. There is no assurance that the REIT will close the acquisition of the Hampton Inn on the terms described above or at all.

About Moody National REIT I, Inc.

Moody National REIT I, Inc. is a real estate investment trust that owns select-service hotels in major markets across the United States. The REIT is sponsored by Moody REIT Sponsor, LLC, an affiliate of the Moody National Companies, which is a full-service commercial real estate company inclusive of mortgage, development, realty and title divisions. Founded in 1996, Moody National Companies has managed over $2B in commercial real estate.

This release contains certain forward-looking statements. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of Moody National REIT I, Inc.’s annual report on Form 10-K and other reports filed with the Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and the company undertakes no obligation to update any such statements that may become untrue because of subsequent events. Such forward-looking statements are subject to the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

THIS PRESS RELEASE SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SECURITIES.

###